Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-187533, 333-102288 and 333-92491) on Form S-8 and (Nos. 333- 199696 and 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated June 2, 2015, with respect to the statements of financial position of Dorad Energy Ltd. as of December 31, 2014  and 2013 and the related statements of profit or loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014 which report appears in Amendment No. 1 to the December 31, 2014 annual report on Form 20-F of Ellomay Capital Ltd.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

June 4, 2015